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                                                                  Exhibit (g)(3)

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY



- - - - - - - - - - - - - - - - - - - - - - -   x
ALFRED RONCONI, on Behalf of Himself and All
Others Similarly Situated,                      :

                           Plaintiff,           :
                                                   C.A. No. 16236-NC
          -against-                             :

ALUMAX, INC., ALUMINUM CO. OF                   :
AMERICA, J. DENNIS BONNEY, HAROLD
BROWN, L. DON BROWN, PIERRE DES                 :
MARAIS, II, JAMES C. HUNTINGTON, JR.,
W. LOEBER LANDAU, and PAUL W.                   :
MACAVOY,

                           Defendants.          :
- - - - - - - - - - - - - - - - - - - - - - -
                                                x


                             CLASS ACTION COMPLAINT
                             ----------------------


          Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 1, which plaintiff alleges upon knowledge, as follows:

          1. Plaintiff Alfred Ronconi ("plaintiff" or "Ronconi") is the owner of shares in Alumax, Inc. ("Alumax" or the "Company") and has owned such shares at all times relevant hereto. Plaintiff brings this action as a class action on behalf of himself and all other similarly situated owners of Alumax shares to enjoin the proposed acquisition of Alumax by defendant Aluminum Co. of America ("Alcoa"), or alternatively, to rescind the transaction and/or recover
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damages in the event that the transaction is consummated.

          2. Alumax is a publicly traded corporation duly existing and organized under the laws of the State of Delaware, with its principal offices located at 3424 Peachtree Road, North East, Suite 2100, Atlanta, Georgia, 30326. The Company is the market leader in extrusions, or processed metal products. Alumax is and at all times relevant hereto was listed on the New York Stock Exchange ("NYSE") trading under the symbol of "AMX". As of January 31, 1998, Alumax had 53,424,939 shares issued and outstanding.

          3. Defendant Allen Born ("Born") is and at all times relevant hereto has been Chairman of the Board and Chief Executive Officer of Alumax.

          4. Defendant J. Dennis Bonney ("Bonney") is and at all times relevant hereto has been a director of Alumax.

          5. Defendant Harold Brown ("H. Brown") is and at all times relevant hereto has been a director of Alumax.

          6. Defendant L. Don Brown ("L. Brown") is and at all times relevant hereto has been a director of Alumax.

          7. Defendant Pierre Des Marais, II ("Des Marais") is and at all times relevant hereto has been a director of Alumax.

          8. Defendant James C. Huntington, Jr. ("Huntington") is and at all times relevant hereto has been a director of Alumax.

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          9.   Defendant W. Loeber Landau ("Landau") is and at all
times relevant hereto has been a director of Alumax.

          10. Defendant Paul W. Macavoy ("Macavoy") is and at all times relevant hereto has been a director of Alumax.

          11. the defendants referred to in paragraphs 3 through 10 are collectively referred to herein as the "Individual Defendants."

          12. By reason of the above Individual Defendants' positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with plaintiff and the other public stockholders of Alumax, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

          13. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of himself and holders of Alumax common stock (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

          14.  This action is properly maintainable as a class action.

          15. The Class is so numerous that joinder of all members is impracticable. As of January 31, 1998, Alumax had 53,424,939 shares issued and outstanding.

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          16.  There are questions of law and fact which are common to the
Class including, inter alia, the following:
                 ----- ----

               a. whether defendants have engaged in conduct constituting unfair dealing to the detriment of the Class;

               b.  whether the merger is grossly unfair to the Class;

               c. whether defendants are engaging in self-dealing to benefit themselves;

               d. whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated; and

               e. whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.

          17. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

          18. Plaintiff anticipates that there will be no difficulty in the management of this litigation.

          19. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

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          20.  The prosecution of separate actions by individual members of the
Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

          21. This action seeks to enjoin the consummation of, or in the alternative, damages resulting from, the acquisition/merger between Alumax and Alcoa.

          22. Alcoa will commence the transaction with a cash tender offer for one-half the outstanding Alumax shares at $50.00 per share on March 13, 1998, followed by a forced merger in which each remaining Alumax share will be exchanged for 0.6975 of a share of Alcoa common stock.

          23. If the merger is completed, the combined company will retain the Alcoa name, will have 100,000 employees, operate at over 250 locations in 30 countries and have estimated annual revenues of about $17.0 billion.

          24. The merger consideration to be paid to Class members is unfair and inadequate because, among other things:

               a. the consideration agreed upon did not result from an appropriate consideration of the value of Alumax as the Individual Defendants were presented with, and asked to

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evaluate, the proposed merger without any attempt to sufficiently ascertain the true value of Alumax through open bidding or a "market check" mechanism;

               b. the price received by Alumax shareholders does not reflect an adequate premium considering that the intrinsic value of Alumax common stock is materially in excess of the amount offered giving due consideration to the Company's continuing economic improvement, ongoing operating efficiencies, market share initiatives, and varied product offerings.

          25. The Individual Defendants have thus far failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value and have, instead, agreed to the merger which will only serve to inhibit the maximization of shareholder value.

          26. In addition, defendants have agreed to a transaction which by its very structure is coercive and unfair to the Class. Because the acquisition of the remaining 50% of Alumax stock will be paid in Alcoa stock, rather than cash, the shareholders will be coerced into tendering their shares in order to receive the far superior cash offer portion of the consideration offered in the merger. Thus, the transaction by its very terms is unfair and coercive to the Class.

          27. The defendants have violated their fiduciary duties owed to the public shareholders of Alumax and have acted to put their personal interests ahead of the interests of Alumax's shareholders.

          28.  The Individual Defendants were and are under a duty:

               a. to fully inform themselves before taking, or agreeing to refrain from taking, action;

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               b.  to elicit, promote, investigate, consider, evaluate and inform themselves with respect to reasonable alternative transactions and/or bona fide offers for the Company;
---- ----

               c.  to act in the interests of the equity owners;

               d. not to erect unreasonable barriers to perceived threats of an acquisition of the Company, or of control of the Company, by a third party;

               e. not to act on their own personal self-interest or in the personal interest of other board members;

               f.  to maximize shareholder value;

               g. to obtain the best financial and other terms when the Company's independent existence will be materially altered by a transaction;

               h. to establish a process designed to obtain the best possible transaction; to assure that a "level playing field" exists when more than one bidder for the Company emerges, and not to favor one bidder over another during the "auction" process unless it is designed to assure and is reasonably related to achieving the best possible price;

               i. to act with complete candor in communications with the shareholders and to ensure that their statements are true and complete in all material respects and are not materially misleading; and

               j. to act in accordance with their fundamental duties of care and loyalty.

          29. In connection with the conduct described herein, the Individual Defendants violated their fiduciary duties in the following manner:

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               a.  in failing to fully inform themselves about alternative acquisition proposals; and

               b. by entering into a transaction structured to force Alumax shareholders to tender their shares by agreeing to an inferior stock for stock transaction as consideration for the second step of the merger transaction.

          30. By the acts, transactions and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme or in breach of their fiduciary duties to plaintiff and the other members of the Class, are attempting unfairly to deprive plaintiff and other members of the Class of the true value of their investment in Alumax.

          31. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Alumax's assets and businesses and will be prevented from obtaining appropriate consideration for their shares of Alumax's common stock.

          32. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and may consummate the proposed transaction which will exclude the Class from its fair proportionate share of Alumax's valuable assets and businesses, in the unfair manner complained of herein, all to the irreparable harm of the Class.

          33.  Plaintiff and the Class have no adequate remedy at law.

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          WHEREFORE, plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor and in favor of the Class and against defendants as follows:

               A. Declaring this action is properly maintainable as a class action;

               B. Declaring and decreeing that the merger agreement was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable;

               C. Enjoining defendants from proceeding with the merger agreement;

               D. Enjoining defendants from consummating the merger, or a business combination with a third party, unless and until the Company adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for the Company;

               E. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of shareholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained.

               F. Enjoining defendants from taking any action which may impede a full and fair auction and open bidding process for the acquisition of Alumax;

               G. Rescinding, to the extent already implemented, the merger agreement or any of the terms thereof;

               H.  Awarding plaintiff and the Class appropriate damages;

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               I.  Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees;

               J. Granting such other and further relief as this Court may deem just and proper.

                                ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.



                            By: /s/ Norman M. Monhait
                                ----------------------------------------
                                Suite 1401, Mellon Bank Center
                                P.O. Box 1070
                                Wilmington, DE  19899-1070
                                (302) 656-4433
                                Attorneys for Plaintiff

OF COUNSEL:

SCHIFFRIN CRAIG & BARROWAY, LLP
Andrew L. Barroway
Marc A. Topaz
David Kessler
Three Bala Plaza East
Suite 400
Bala Cynwyd, PA 19004
(610) 667-7706

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